                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  FLEETWOOD ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
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
                          FLEETWOOD ENTERPRISES, INC.

                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

    The Annual Meeting of Shareholders of Fleetwood Enterprises, Inc. ("Fleetwood") will be held in the Community Room on the second floor of the Riverside Convention Center at Raincross Square, 3443 Orange Street, Riverside, California, on September 9, 1997 at 10:00 a.m., Pacific Daylight Time, for the following purposes:

    1. To elect three directors to serve three-year terms ending in the year 2000, and until their successors are elected and qualified. Management has nominated for director the three persons specified in the accompanying Proxy Statement.

    2.  To transact such other business as may properly come before the meeting.

    The close of business on July 18, 1997 has been fixed as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.

    Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of Common Stock be present in person or be represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,
                                          William H. Lear

                                          Secretary

Riverside, California

Dated: July 22, 1997

                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                                PROXY STATEMENT

    Your proxy is solicited by the Board of Directors of Fleetwood Enterprises, Inc. ("Fleetwood") for use at the Annual Meeting of Shareholders on Tuesday, September 9, 1997, or at any adjournment thereof, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A shareholder giving a proxy may revoke it at any time before the proxy is exercised by giving written notice of revocation to Fleetwood's Secretary. Only shareholders of record at the close of business on July 18, 1997 are entitled to notice of, and to vote at, the meeting. Fleetwood has arranged to deliver these proxy materials to such shareholders of record on approximately July 22, 1997.

    Fleetwood will bear the cost of solicitation of proxies. In addition, Fleetwood will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing.

    As of the record date, 35,940,799 shares of Fleetwood's Common Stock, its only outstanding securities, were issued and outstanding. Each shareholder has one vote per share on all business presented at the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             ELECTION OF DIRECTORS

    Under Fleetwood's Bylaws, which provide for a "classified Board", three directors (out of a total of eight) are to be elected at the Annual Meeting to serve three-year terms expiring at the Annual Meeting in the year 2000 and until their successors have been elected and qualified. Proxies will be voted for the re-election of Glenn F. Kummer, Thomas A. Fuentes and Dr. James L. Doti as Fleetwood directors, unless the shareholder directs otherwise or withholds the vote. If any of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. It is not expected, however, that any of the nominees will be unavailable.

    Each shareholder is entitled to one vote for each share of Common Stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The three candidates receiving the highest number of votes will be elected. In order for one or all shareholders to be entitled to cumulate votes, one shareholder must give notice prior to the voting that cumulation of votes is intended. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their best judgment, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

    The following information is furnished as of July 18, 1997 with respect to the three nominees, all of whom are presently Fleetwood directors, as well as for the other five Fleetwood directors whose terms of office will continue after the 1997 Annual Meeting.

                                      PRINCIPAL OCCUPATION                      DIRECTOR       TERM
             NAME                         OR EMPLOYMENT               AGE         SINCE       EXPIRES
-------------------------------  -------------------------------      ---      -----------  -----------
John C. Crean                    Chairman of the Board and Chief      72          1957            1998
                                   Executive Officer

William W. Weide                 Vice Chairman                        73          1959            1998

Glenn F. Kummer                  President and Chief Operating        63          1983            1997
                                   Officer

Andrew Crean(1)                  Private Investor; Restaurateur       46          1981            1999

Dr. Douglas M. Lawson(2)         Fund-Raising Consultant              61          1981            1999

Thomas A. Fuentes(3)             Engineering Firm Executive           48          1993            1997

Walter F. Beran(4)               Chairman of Financial Services       71          1993            1999
                                   Firm

Dr. James L. Doti(5)             University President                 50          1995            1997

---------

(1) Andrew Crean is the son of John C. Crean. Among his other investments, Mr. Crean is the proprietor of the Villa Nova Restaurant, located in Newport Beach, California.

(2) Dr. Lawson is President of Douglas M. Lawson Associates, a New York-based firm that specializes in management and consulting activities with respect to charitable fund raising.

(3) Mr. Fuentes is Senior Vice President of Tait & Associates, Inc., an engineering firm located in Orange, California.

(4) Mr. Beran is Chairman of Pacific Alliance Group, a financial services firm. Previously, he served as Vice Chairman of the accounting firm of Ernst & Whinney (now Ernst & Young) from 1971 until his retirement in 1986. Mr. Beran also serves as a director of ARCO Chemical Company, Vencor, Inc. and Pacific Scientific Company.

(5) Dr. Doti is President of Chapman University, located in Orange, California, where he also founded the University's Center for Economic Research. Dr. Doti is a director of First American Financial Corporation, Remedy Temp, Inc. and Standard Pacific Corp.

BOARD COMMITTEES

    Fleetwood's Board of Directors has standing Compensation and Audit Committees. None of the Directors who serve on these committees are executive officers of Fleetwood. The Board of Directors has no standing nominating committee.

    The Board of Directors met four times during the fiscal year ended on April 27, 1997 and the aggregate of Board and Committee meetings totaled thirteen during such period. All of Fleetwood's directors attended at least 75% of the meetings of the Board of Directors and, if applicable, the Committee(s) on which they served during such fiscal year.

    The Compensation Committee met six times during the past fiscal year. The Committee is responsible for reviewing and overseeing the establishment and implementation of Fleetwood's basic and special management compensation policies. It is also responsible for interpreting and administering certain benefit plans and making awards under such plans. The Compensation Committee consists of Mr. Beran, Chairman, Mr. Fuentes and Dr. Lawson.

    The Audit Committee, consisting of Dr. Lawson, Chairman, Mr. Beran and Dr. Doti, met three times during the past fiscal year. The Audit Committee reviews with management and Fleetwood's independent public accountants such matters as Fleetwood's internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the accountants for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent public accountants and reviews the respective fees related to the performance of such services. During each Committee meeting, members of the Committee and representatives of the accountants have an opportunity for discussions outside the presence of management.

OUTSIDE DIRECTORS' COMPENSATION

    All members of the Board of Directors who are not Fleetwood employees receive compensation on account of their service as Fleetwood directors in the amount of $16,000 per year, payable quarterly, and an additional fee in lieu of reimbursed expenses in the amount of $200 per trip to attend a Board and/or Committee meeting. In addition, members of the Audit Committee and Compensation Committee each receive additional compensation in the amount of $4,000 per year per Committee, payable quarterly.

    Under Fleetwood's 1992 Non-Employee Director Stock Option Plan, non-employee directors of Fleetwood serving after each Annual Meeting of Shareholders automatically receive options to purchase 2,000 shares of Fleetwood common stock at an exercise price equal to the market value of the underlying shares of common stock on the date of grant; the options expire ten years after the date of grant or three years after service as a director is terminated, whichever occurs earlier, and become fully exercisable within one year after the date of grant. Dr. Lawson, Dr. Doti, Mr. Beran, Mr. Fuentes and Mr. Andrew Crean all received options under this Plan during fiscal 1997.

DIRECTOR AND OFFICER STOCK OWNERSHIP

    The following table sets forth ownership of Fleetwood Common Stock as of July 18, 1997 by each Fleetwood Director, the Chief Executive Officer and the four other most highly compensated executive officers and all Directors and executive officers as a group. Such ownership includes shares held by certain family members, trusts and private foundations.

                                                                              PERCENT OF CLASS
                         NAME                           TOTAL OWNERSHIP(1)  ---------------------
------------------------------------------------------  ------------------   (* = LESS THAN 1%)
Walter F. Beran.......................................           12,510               *
Andrew Crean..........................................          412,148                 1.1%
John C. Crean.........................................        6,376,680                16.7%
Dr. James L. Doti.....................................            3,658               *
Thomas A. Fuentes.....................................            8,256               *
Glenn F. Kummer.......................................          553,000                 1.5%
Dr. Douglas M. Lawson.................................            7,000               *
Jon A. Nord...........................................           95,800               *
Elden L. Smith........................................          209,000               *
William W. Weide......................................           68,400               *
21 Directors and Executive Officers as a Group........        8,106,252(2)             21.3%

---------

(1) Includes shares of Fleetwood Common Stock which may be obtained if vested options issued under Fleetwood's 1982 Key Employee Stock Option Plan, 1992 Stock-Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Beran, 7,510, Mr. Andrew

    Crean, 9,000, Mr. John Crean, 769,800, Dr. Doti, 3,658, Mr. Fuentes, 8,256,
    Mr. Kummer, 536,000, Dr. Lawson, 5,000, Mr. Nord, 95,000, Mr. Smith, 207,000, Mr. Weide, 63,400, and 21 Directors and Executive Officers as a Group, 2,061,624.

(2) Excludes shares and options held by Lawrence F. Pittroff, who retired on May 1, 1996.

DIRECTOR AND OFFICER SECURITIES REPORTS

    The Federal securities laws require Fleetwood's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Fleetwood Common Stock. To the best of Fleetwood's knowledge, all persons subject to these reporting requirements with respect to Fleetwood Common Stock filed the required reports on a timely basis during the fiscal year ended on April 27, 1997.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of the record date, information concerning the only other shareholder known to Fleetwood to have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5% of Fleetwood's outstanding Common Stock.

                                   AMOUNT AND
                                   NATURE OF
                                   BENEFICIAL       PERCENT OF
                                   OWNERSHIP           CLASS
                               ------------------  -------------
FMR Corp                             5,334,765            14.8%
  82 Devenshire Street
  Boston, MA 02109-3614

---------

(1) FMR Corp has informed Fleetwood that the shares are beneficially owned by affiliates which are investment advisers or the trustee or managing agent of private investment accounts, and that it has sole investment authority with respect to all the shares and sole voting authority with respect to 23,532 of the shares.

                             EXECUTIVE COMPENSATION

    The following table sets forth, for the fiscal years ended April 27, 1997, April 28, 1996 and April 30, 1995, the cash compensation paid by Fleetwood, as well as certain other compensation awarded or accrued for those years, to each of the five highest paid Fleetwood executive officers, including the Chief Executive Officer.

                                                                              LONG-TERM COMPENSATION
                                                                              ----------------------
                                                                               AWARDS      PAYOUTS
                                                       ANNUAL COMPENSATION    ---------  -----------
                                                      ----------------------  OPTIONS/    LONG-TERM      ALL OTHER
           NAME AND POSITION             FISCAL YEAR   SALARY       BONUS      SHARES    INCENTIVE(2) COMPENSATION(3)
---------------------------------------  -----------  ---------  -----------  ---------  -----------  ----------------
John C. Crean
  Chairman of the Board of                     1997   $ 111,000  $ 1,241,188     95,000   $ 624,199      $  860,418
  Directors and Chief                          1996   $ 111,000  $ 1,251,148     77,000   $ 514,254      $  748,954
  Executive Officer                            1995   $ 111,000  $ 1,206,698    175,000   $ 592,620      $  679,065

Glenn F. Kummer                                1997   $  99,000  $ 1,086,040     84,000   $ 561,779      $  620,421
  President and Chief                          1996   $  99,000  $ 1,094.754     61,000   $ 462,828      $  516,083
  Operating Officer                            1995   $  99,000  $ 1,055,861    148,000   $ 533,358      $  481,664

Jon A. Nord                                    1997   $  87,000  $   467,987     36,000   $ 312,100      $  393,795
  Senior Vice President                        1996   $  87,000  $   566,531     26,000   $ 257,127      $  351,345
  Housing Group                                1995   $  87,000  $   506,577     58,000   $ 296,310      $  320,516

Elden Smith                                    1997   $  87,000  $   529,707     30,000   $ 312,100      $  268,597
  Senior Vice President                        1996   $  87,000  $   403,338     26,000   $ 257,127      $  215,569
  RV Group                                     1995   $  87,000  $   434,242     58,000   $ 296,310      $  213,240

Lawrence F. Pittroff(1)                        1997   $   7,000  $    42,926     --       $ 135,243      $  140,949
  Senior Vice President                        1996   $  84,000  $   352,811     17,000   $ 205,701      $  166,529
  and President of                             1995   $  84,000  $   341,406     39,000   $ 237,048      $  168,295
  Fleetwood Credit Corp.

---------

(1) Excludes severance payments of $2,392,000, including retirement plan contributions, accrued with respect to Mr. Pittroff in connection with his retirement from Fleetwood on May 31, 1996.

(2) Payments made after fiscal year-end, but accrued for the two-year award period ended April 27, 1997 under Fleetwood's Long-Term Incentive Plan.

(3) Includes payments made or accrued under Fleetwood's retirement plans, payments of dividend equivalents on outstanding stock options granted under the Company's stock-based incentive plans, and, in the case of Mr. Crean, the estimated value of the premiums paid by Fleetwood on split-dollar insurance on the lives of Mr. Crean and his wife owned by an irrevocable trust for the benefit of Mr. Crean's family. (Fleetwood will receive the premiums it has paid, plus interest, from the proceeds of such insurance.) The following table shows the respective amounts of each of the above items for the past three fiscal years.

                                              NON-FUNDED RETIREMENT    DIVIDEND    SPLIT-DOLLAR
                                                PLAN CONTRIBUTION     EQUIVALENTS   INSURANCE
                                              ----------------------  -----------  -----------
Mr. Crean
  1997......................................       $    365,228        $ 455,524    $  39,666
  1996......................................       $    326,368        $ 364,252    $  58,334
  1995......................................       $    356,315        $ 282,926    $  39,824

Mr. Kummer
  1997......................................       $    308,781        $ 311,640       --
  1996......................................       $    276,243        $ 239,840       --
  1995......................................       $    303,869        $ 177,795       --

Mr. Nord
  1997......................................       $    169,587        $ 224,208       --
  1996......................................       $    163,601        $ 187,744       --
  1995......................................       $    164,944        $ 155,572       --

Mr. Smith
  1997......................................       $    147,487        $ 121,110       --
  1996......................................       $    122,579        $  92,990       --
  1995......................................       $    145,195        $  68,045       --

Mr. Pittroff
  1997......................................       $     66,609        $  74,340       --
  1996......................................       $    104,389        $  62,140       --
  1995......................................       $    122,885        $  45,410       --

OPTION GRANTS

    The following table lists certain information concerning stock options granted to Fleetwood's five highest paid executive officers during the fiscal year ended on April 27, 1997 under Fleetwood's 1992 Stock-Based Incentive Compensation Plan.

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                          INDIVIDUAL GRANTS (1) (2)                        ANNUAL RATES OF
                                      -----------------------------------------------------------------         STOCK
                                                    % OF TOTAL                                            PRICE APPRECIATION
                                                      OPTIONS                                                    FOR
                                                      GRANTED                   EXERCISE                 10-YEAR OPTION TERM
                                        OPTIONS      IN FISCAL      DATE OF      OR BASE    EXPIRATION   --------------------
                                        GRANTED        YEAR          GRANT        PRICE        DATE         5%         10%
                                      -----------  -------------  -----------  -----------  -----------  ---------  ---------
John C. Crean.......................      95,000         23.12%      8/30/96    $   28.25      8/30/06   $1,690,762 $4,267,162
Glenn F. Kummer.....................      84,000         18.32%      8/30/96    $   28.25      8/30/06   $1,494,990 $3,773,070
Jon A. Nord.........................      36,000          7.81%      8/30/96    $   28.25      8/30/06   $ 640,710  $1,617,030
Elden L. Smith......................      30,000          7.81%      8/30/96    $   28.25      8/30/06   $ 533,925  $1,347,525

---------

(1) All awards were made pursuant to Fleetwood's 1992 Stock-Based Incentive Compensation Plan at not less than 100% of the fair market value of the Company's Common Stock on the date the options were granted. Stock options may not be exercised during the first six months after the date of grant.

(2) As a result of his retirement, no options were granted to Lawrence F. Pittroff during the 1997 fiscal year.

OPTION EXERCISES, OPTIONS HELD AND YEAR-END VALUES

    The following table contains information on stock options exercised by the five executive officers named in the Summary Compensation Table during the fiscal year ended on April 27, 1997 and stock options held by such executive officers as of such date.

                                                                                                     VALUE OF
                                                                                                  UNEXERCISED IN-
                                                     SHARES                      UNEXERCISED         THE-MONEY
                                                   ACQUIRED ON     VALUE       OPTIONS HELD AT      OPTIONS AT
                      NAME                          EXERCISE      REALIZED    APRIL 27, 1997(1)   APRIL 27, 1997
-------------------------------------------------  -----------  ------------  ------------------  ---------------
John C. Crean....................................      --            --              769,800       $   5,754,650
Glenn F. Kummer..................................      --            --              536,000       $   3,294,000
Jon A. Nord......................................     160,600   $  2,229,424         213,000       $   1,177,375
Elden L. Smith...................................      --            --              207,000       $   1,177,375
Lawrence F. Pittroff.............................      --            --              118,000       $     795,750

---------

(1) All options were exercisable on April 27, 1997.

LONG-TERM INCENTIVE PLAN AWARDS

    The following table sets forth information concerning awards made to Fleetwood's five highest-paid executive officers during the fiscal year ended on April 27, 1997 under Fleetwood's Long-Term Incentive Plan. (1)

                                                                                   ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                          PERFORMANCE OR OTHER              PRICE BASED PLANS (2)
                                                              PERIOD UNTIL       --------------------------------------------
                   NAME AND POSITION                      MATURATION OR PAYOUT     THRESHOLD       TARGET         MAXIMUM
-------------------------------------------------------  ----------------------  --------------  -----------  ---------------
John C. Crean..........................................     4/27/97 to 4/26/99           20%            35%            50%
Glenn F. Kummer........................................     4/27/97 to 4/26/99           18%         31.50%            40%
Elden L. Smith.........................................     4/27/97 to 4/26/99           10%         17.50%            25%
Jon A. Nord............................................     4/27/97 to 4/26/99           10%         17.50%            25%

---------

(1) As a result of his retirement, Lawrence F. Pittroff did not receive an award.

(2) Represents the percentage of the average annual compensation of the named individuals for the award period payable at the three performance levels. Award payouts are tied to the achievement of targets with respect to cash flow returns on Fleetwood's gross cash investment for the award period. For the two-year period ending in 1999, the minimum performance level ("Threshold") is 13.54%, the performance objective ("Target") is 15.54% and the maximum performance objective ("Maximum") is 17.54%. No incentive is paid unless the Threshold rate of return is achieved. The aggregate of long-term incentive compensation payments, excluding payments to deceased, disabled or retired participants, may not exceed three percent of Fleetwood's aggregate cash flow return for the award period.

PERFORMANCE GRAPH

    The performance graph set forth below compares the cumulative total stockholder return on Fleetwood's Common Stock against the cumulative total return of the Standard & Poor's Corporation S & P 500 Composite Stock Price Index (S&P 500) for the most recently ended calendar year and a "peer group" of companies selected by Fleetwood whose primary business is either manufactured housing or recreational vehicles for the five-year period ended on April 27, 1997. Dividend reinvestment has been assumed and, with respect to all companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization at the beginning of the period. There is no currently available published index of companies involved in the same businesses as Fleetwood. The peer group consists of the following companies: Champion Enterprises, Inc., Clayton Homes, Inc., Coachmen Industries, Inc., Kit Manufacturing Company, Oakwood Homes Corporation, Schult Homes Corp., Skyline Corporation, Thor Industries, Inc. and Winnebago Industries, Inc. None of these companies are truly comparable to Fleetwood. All are smaller; some are involved only in manufactured housing and others only in recreational vehicles; some are vertically integrated to a much greater extent than Fleetwood and engage, for instance, in retail sales, local development activities, and/or financial services.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
                    VALUE OF $100 INVESTED ON APRIL 27, 1992

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            FLEETWOOD ENTERPRISES,
                     INC.              PEER GROUP    S & P 500
4/26/92                          100           100          100
4/25/93                           97           135          109
4/24/94                          108           165          115
4/30/95                          130           167          135
4/28/96                          154           249          176
4/28/96                          150           226          220

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of Fleetwood's Board of Directors is responsible for overseeing the administration of Fleetwood's management compensation programs as they may affect the compensation of Fleetwood's senior management. In addition, the Committee is specifically responsible for administering several Fleetwood benefit plans--the Long-Term Incentive Plan, the 1982 Key Employee Stock Option Plan, the 1992 Stock-Based Incentive Compensation Plan and the Senior Executive Incentive Compensation Plan.

    FLEETWOOD'S CORPORATE COMPENSATION PHILOSOPHY. Since Fleetwood's founding, it has consistently followed a management compensation philosophy which encourages growth and profitability. The system provides for moderate base salaries at virtually all levels, but offers opportunities for each manager to earn incentive compensation based on results. This performance-based approach carefully follows the philosophy of Fleetwood's founder, John C. Crean--that managers should have an opportunity to earn more than individuals performing similar functions at other companies, but their compensation should grow only if Fleetwood's profitability grows as well. This philosophy has always aligned Fleetwood managers with the interests of its shareholders. In addition, it has permitted Fleetwood to have lower fixed costs when negative economic conditions have a marked impact on results.

    Fleetwood has always avoided many of the perquisites typically provided to corporate managers, especially members of top management. Fleetwood's senior managers have no expense accounts, company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions, paid financial counseling or the like. Instead, it has always been Fleetwood's philosophy that its managers should be given the opportunity to earn good cash rewards for their efforts and they can each decide on their own whether particular expenditures are necessary or desirable.

    SALARIES AND INCENTIVE COMPENSATION. Aside from routine salary adjustments, no changes were made during the 1997 fiscal year with respect to corporate base salaries or Fleetwood's basic incentive compensation system. Periodic compensation reviews have indicated that Fleetwood's salary and incentive compensation programs are competitive and appropriate for Fleetwood.

    LONG-TERM INCENTIVE COMPENSATION. The basis for earning long-term incentive compensation awards was changed several years ago. The Long-Term Incentive Plan requires returns in excess of Fleetwood's cost of capital in order for any long-term incentive compensation to be payable. It utilizes cash flow returns on the Company's gross cash investment as the measurement device for determining whether or not compensation has been earned, and how much. The Committee believes that this approach focuses Fleetwood's senior management on the importance of proper utilization of corporate capital, which assists in enhancing shareholder value for Fleetwood's investors.

    After several annual increases in Fleetwood's cost of capital, with resulting increases in targeted performance levels, for the two-year award period beginning in April, 1997 and ending in 1999 Fleetwood's cost of capital was about one full percentage point less than that of the previous year. As a result, as compared to the previous award period, the threshold return is reduced from 14.55% to 13.54% for the new award period, the target performance level from 16.55% to 15.54% and the maximum from 18.55% to 17.54%. Despite the reduction, the Committee believes that these targets will be challenging in the current competitive market. The award percentages for the new award period, reflecting awards which participants may earn if the targets are met, remain at the same level as for the prior award period.

    During the 1997 fiscal year, consideration was given to revising the long-term incentive program for operational managers by relating their long-term incentive awards directly to the achievement of cash-flow return targets for their respective business units. It was ultimately determined by management, and the Committee concurred, that such a change should be deferred for further study during the current fiscal year as a result of changes in leadership of the operational groups, and other organizational changes. As a result, the participants and awards made for the 1997-1999 award period are generally comparable to those of recent award periods. The Committee has encouraged Fleetwood's management to continue the attempt to more directly relate long-term incentive compensation to operational performance.

    During the 1997 fiscal year, the Committee approved the restatement of Fleetwood's gross cash investment for the 1995-1997 and 1996-1998 award periods from the total gross cash investment at the beginning of each award period to an average investment outstanding during the respective award periods. This restatement reflects the effect of the sale of Fleetwood Credit Corp. and the share repurchases during the 1997 fiscal year which reduced Fleetwood's shareholders' equity by almost 50%. These transactions materially changed the Company's capital structure with respect to both debt and equity.

    STOCK OPTIONS. In its role of administering Fleetwood's 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards from time to time, usually once per year, to key officers and managers with the greatest degree of potential influence on Fleetwood's strategic direction. In addition, beginning early in the 1997 fiscal year, smaller awards were also made to a broader group of operational managers who also have a meaningful impact on Fleetwood's returns.

    COMPENSATION OF FLEETWOOD'S CHIEF EXECUTIVE OFFICER AND PRESIDENT. In 1994, the shareholders approved the Company's Long-Term Incentive Plan and also the Senior Executive Incentive Compensation Plan which provides incentive compensation to Fleetwood's Chief Executive Officer and President on a substantially equivalent basis to Fleetwood's basic incentive compensation program. As a result, payments made under these two performance-based plans continue to be deductible under Internal Revenue Code Section 162(m). The Committee continues to have as one of its objectives the policy that, wherever reasonably possible, compensation paid by Fleetwood to its managers, including its senior officers, should be deductible for income tax purposes. All compensation payments made to Fleetwood officers in fiscal 1997 should be fully deductible.

    The base salary and incentive compensation awards for Messrs. Crean and Kummer remain the same for fiscal 1998 as in the past year. The stock option awards to Mr. Crean and Mr. Kummer were similar to those of past years. All awards again involved only non-qualified stock options granted at fair market value on the date of grant.

    During fiscal 1997, the Committee approved a split-dollar insurance program with respect to Mr. Kummer whereby some incentive compensation which would otherwise be deferred by Mr. Kummer will instead be utilized to purchase a split-dollar insurance policy on Mr. Kummer's life. The program will require no additional payments by Fleetwood aside from compensation which would otherwise be payable to Mr. Kummer, and, in the long-term, will have a positive effect on Fleetwood's earnings.

    In light of Fleetwood's performance in challenging economic periods, the Committee believes that the compensation of Mr. Crean and Mr. Kummer is appropriate.

    Walter F. Beran, Chairman                                      June 10, 1997

    Dr. Douglas M. Lawson

    Thomas A. Fuentes

                                    AUDITORS

    The firm of Arthur Andersen & Co. has served as Fleetwood's independent public accountants since 1955. Such firm has again been selected to act in such capacity for the current fiscal year. A representative of Arthur Andersen & Co. will be present at the Annual Meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

                                 ANNUAL REPORTS

    Fleetwood's Annual Report for the fiscal year ended April 27, 1997, including audited financial statements, is being mailed to shareholders along with the proxy materials. In addition, Fleetwood files an Annual Report on Form 10-K with the Securities and Exchange Commission. SHAREHOLDERS MAY OBTAIN A COPY OF THE FORM 10-K ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS, WITHOUT CHARGE, BY WRITING THE SECRETARY AT THE ADDRESS LISTED ABOVE.

                    OTHER BUSINESS AND DIRECTOR NOMINATIONS

    At the time of the preparation of this Proxy Statement, Fleetwood's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting in accordance with their best judgment.

    Fleetwood's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting if such disclosure occurs less than 70 days prior to the date of such annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of Common Stock represented, and (c) any material interest of the shareholder in such business.

    Fleetwood's Bylaws also require that the Secretary receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 70 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock represented, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement, and (c) a consent to serve as director signed by such nominee.

                           1998 SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 1998 Annual Meeting must be received by Fleetwood on or before March 24, 1998 if they are to be considered for inclusion in the Proxy Statement. Such proposals should be addressed to the Secretary.

                                          By Order of the Board of Directors
                                          William H. Lear
                                          Secretary

Dated: July 22, 1997

                                   DETACH HERE


                           FLEETWOOD ENTERPRISES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


PROXY

     The undersigned, revoking all prior proxies, hereby appoints John C. Crean and Glenn F. Kummer, or either of them, proxies with full power of substitution, to vote all shares of Common Stock of Fleetwood Enterprises, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, September 9, 1997, and at any adjournment thereof, to elect Directors and to act in their discretion on all matters incident to the conduct of the meeting and upon all other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INDICATED INSTRUCTIONS. HOWEVER, IF NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE (3) NOMINEES LISTED ON THE REVERSE SIDE.

                                                                     -----------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                         SIDE
                                                                     -----------

                                   DETACH HERE

/x/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

1.   Election of Directors
     Nominees: Glenn F. Kummer, Thomas A. Fuentes and
               Dr. James L. Doti

                    For            Withheld
                    / /               / /

/ /
   -----------------------------------------
   For all nominees except as noted above



                                         MARK HERE           MARK HERE
                                        FOR ADDRESS         IF YOU PLAN
                                         CHANGE AND  / /     TO ATTEND   / /
                                        NOTE AT LEFT        THE MEETING

                                   Please sign exactly as name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.



Signature:                 Date:         Signature:               Date:
          -----------------     ---------          ---------------     ---------